Exhibit 23.4

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-268024) and related Prospectus filed by Equillium, Inc. and to the incorporation by reference therein of our report dated March 30, 2022, with respect to the consolidated financial statements of  Metacrine, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, and included in Equillium Inc.’s Current Report on Form 8-K dated September 26, 2022, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
November 9, 2022